Execution Version

Exhibit 10.44

AMENDED AND RESTATED

EMPLOYMENT OFFER LETTER ADDENDUM

AMENDMENT 1

November 21, 2025

Eric Dinenberg

Dear Eric,

Reference is made to that certain offer letter between you and Seritage Growth Properties (the “Company”), dated March 14, 2019 (the “Offer Letter”), as amended by that certain Amended and Restated Employment Offer Letter Addendum, dated October 23, 2023 (the “2023 Addendum”). Capitalized terms that are not defined herein shall have the meanings assigned to such terms in the Offer Letter and the 2023 Addendum.

In recognition of the contributions that you have made, and which we expect you to continue to make, to the success of the Company, the Compensation Committee of the Board of Trustees of the Company (the “Board”) has approved certain amendments to your Offer Letter and the 2023 Addendum, subject to all of the terms and conditions of this Amendment 1 to the Amended and Restated Offer Letter Addendum (this “Amendment”), which terms shall revise terms of the 2023 Addendum as set forth herein, effective as of March 16, 2026 (the “Effective Date”). Further, in consideration of a reduced retention term of six month being among the changes to the 2023 Addendum set forth in this Amendment, you will also be eligible to receive an additional bonus amount if certain events occur, as described in, and subject to the terms of, Section 2(d) below. Following the Effective Date, the terms and conditions of the 2023 Addendum not expressly revised herein will continue in full force and effect. Prior to the Effective Date, all of the terms and conditions of the 2023 Addendum will continue in full force and effect except as otherwise agreed as part of this Amendment.

1.
Term. Notwithstanding anything in the 2023 Addendum to the contrary, you and the Company hereby agree that the provisions of Section 1 of the 2023 Addendum will no longer apply as of the Effective Date, and that, instead of an automatic “renewal term” of one-year beginning on March 16, 2026, you and the Company hereby agree to a new retention period of six months, running from March 16, 2026 - September 15, 2026 (the “Extended Term”). Unless you and the Company mutually agree to revise this Amendment or otherwise change the Extended Term, the Extended Term set forth in this Amendment will expire on September 15, 2026, and your employment will be terminated by the Company without Cause as of that date. For the avoidance of doubt, (i) neither the execution of this Amendment, nor the agreement to an additional retention period of less than one year, constitutes a Non-Renewal Notice under Section 1 of the 2023 Addendum, and (ii) if your employment is terminated by the Company without Cause (including due to your death or Disability), or by you for Good Reason prior to the Effective Date, you remain entitled to the benefits set forth in Sections 2(b)(i) - (iv) of the 2023 Addendum, subject to the applicable terms and conditions.
2.
Retention Bonus; Additional Severance Payments; Additional Bonus.
(a)
Except as otherwise provided in Section 2(b) below, you will be entitled to one-third of the Retention Bonus Amount on July 15, 2026 and two-thirds of the Retention Bonus Amount on September 15, 2026 (each such date, a “Payment Date” and the bonus, a “Retention Bonus”), subject in

Execution Version

each case to your remaining actively employed in good standing with the Company through each respective Payment Date. Each Retention Bonus will be paid on the Company’s first regular payroll date following each respective Payment Date. For purposes of this Amendment, the “Retention Bonus Amount” means $434,109. For the avoidance of doubt, other than for the remaining portion of the retention bonus for the period March 16, 2025 - March 15, 2026, which vests on March 15, 2026, you will not have any right to any other retention bonus amounts under Section 2(a) of the 2023 Addendum.
(b)
Following the Effective Date, if your employment is terminated by the Company without Cause (including due to your death or Disability) or by you for Good Reason, in either case, prior to the expiration of the Extended Term, the following will be added as additional components of the severance benefits to which you are entitled under the terms of your Offer Letter: (i) any unpaid Retention Bonus scheduled to be paid during the Extended Term, as of the effective date of your termination of employment; (ii) an amount equal the Annual Salary that would have been paid to you for the period beginning on the effective date of your termination of employment and ending on the expiration of the Extended Term; (iii) the Prorated Bonus (as defined in Section 4 of this Amendment); and (iv) the 2026 Cash In Lieu Award (collectively clauses (i), (ii), (iii) and (iv), the “Additional Severance Payments”). Your entitlement to payment of the Additional Severance Payments will be (i) conditioned on your execution and non-revocation of the Company’s standard form general release of claims against the Company (which form will exclude from the release, the right to the Additional Severance Payments, other severance payments under the terms of your Offer Letter, and the Additional Bonus), within 60 days after your termination date (the “Release Requirement”) and (ii) payable to you on the Company’s first regular payroll date after your termination date, subject to your prior satisfaction of the Release Requirement. For the avoidance of doubt, the Additional Severance Payments are intended to be in addition to, and not in lieu of, any severance payments to which you are entitled under the terms of your Offer Letter, as amended by this Amendment, or pursuant to the Company’s general policies and practices, but are intended to fully replace the Additional Severance Payments provided under the terms of the 2023 Addendum from and after the Effective Date.
(c)
For the avoidance of doubt, Sections 2(c) (cease to be actively employed), and 2(d) (definition of “Cause”), and the first sentence of Section 3(e) (lump sum payment of severance) of the 2023 Addendum shall continue in full force and effect and apply to the terms of this Amendment.
(d)
If (i) during the Extended Term, a definitive agreement is approved by the Board and executed by the Company pursuant to which the Company agrees to enter into a Transaction (as defined below), and (ii) the closing of that Transaction occurs prior to or within 12 months following the expiration of the Extended Term, you will be entitled to receive a bonus of $1,000,000 (the “Additional Bonus”). The Additional Bonus amount represents the approximate difference between the aggregate payments to which you would have been eligible to receive under the terms of the 2023 Addendum had it been renewed for one-year on March 16, 2026 and the aggregate payments to which you are eligible to receive under this Amendment. The Additional Bonus, if the conditions set forth above are met, will be payable in a lump sum within 30 days following the closing of the applicable Transaction. For purposes of this Amendment, a “Transaction” means a transaction involving the Company that (x) qualifies as a “change in ownership” of the Company within the meaning of Section 409A of Internal Revenue Code of 1986, as amended (“Section 409A”); (y) qualifies as a “change in effective control” of the Company within the meaning of Section 409A under Treas. Reg. 1-409A-3(i)(5)(vi)(A)(1) and, after which transaction, a majority of the members of the Board are not individuals who were serving as members of the Board immediately prior to the transaction; or (z) constitutes the sale of all or substantially all of those assets held by the Company as of the Effective Date, not including any assets that are under contract for sale as of the Effective Date, which sale is completed in a single transaction to one buyer or more than one buyer acting as a group.

Execution Version

3.
Annual Salary. Your Annual Salary will continue to be paid during the Extended Term in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws. For purposes of the Amendment, for the period beginning on March 16, 2026 and continuing until the end of the Extended Term, your “Annual Salary” will be paid based on an annual rate equal to $463,050.
4.
Annual Bonus. Your “Target Bonus Amount” for the calendar year beginning January 1, 2026 will be $347,287. Pursuant to the terms of your Offer Letter, upon your termination of employment on September 15, 2026, you will be entitled to receive a prorated annual bonus in the amount of $245,479 (the “Prorated Bonus”), which represents the full year “Target Bonus Amount” multiplied by the fraction 258/365 to account for the number of days of employment during the period beginning on January 1, 2026 and ending on September 15, 2026. The Prorated Bonus will be payable to you subject to, and in satisfaction of, the terms of your Offer Letter providing for payment of a prorated bonus for the year of termination as part of your severance payments. Except as set forth in Section 2(b) of this Amendment, you will not be entitled to payment of the Prorated Bonus if your employment terminates prior to the expiration of the Extended Term.
5.
Cash in Lieu of Annual Equity Grants. Your “Target Equity Amount” in respect of 2025 service equal to $330,750 will be granted to you in the form of a cash award on March 15, 2026 (the “2025 Cash In Lieu Award”) under, and pursuant to the terms of the 2023 Addendum (including the applicable vesting and payment terms). For the avoidance of doubt, other than as set forth in Section 2(b) of this Amendment, you will not have any right to any other cash award under Section 3(d) of the 2023 Addendum. If you are actively employed in good standing through the end of the Extended Term, upon your termination of employment on September 15, 2026, you will entitled to receive a cash award in the amount of $173,643 (the “2026 Cash In Lieu Award”), which represents 50% of the cash in lieu award that would have been paid or granted to you on March 15, 2027 had your employment been extended for one year under the terms of the 2023 Addendum prior to the effectiveness of this Amendment. The 2026 Cash In Lieu Award will be payable to you in full on the Company’s first regular payroll date after your termination date, subject to your prior satisfaction of the Release Requirement. Except as set forth in Section 2(b) of this Amendment, you will not be entitled to payment of the 2026 Cash In Lieu Award if your employment terminates prior to the expiration of the Extended Term.
6.
Definition of Good Reason. The definition of “Good Reason” in the 2023 Addendum is hereby amended and restated as follows: “‘Good Reason’ shall mean, without your written consent, (i) a reduction of your annual base salary from the rate in effect as of the effective date of this Amendment; (ii) your mandatory relocation to an office more than twenty-five (25) miles from the primary location at which you are required to perform your duties on the effective date of this Amendment; (iii) any action or inaction that constitutes a material breach of the terms of your Offer Letter, as amended by this Amendment, including (A) the failure of a successor company to assume or fulfill the obligations under your Offer Letter, as amended by this Amendment, (B) the assignment of duties or responsibilities inconsistent with your position as set forth in Section 3(a) of the 2023 Addendum, provided, that, if applicable, assignment of other duties or responsibilities will not constitute a material breach if such other duties are reasonable, taking into account the size, composition and value of the Company’s portfolio at such time, the intended plan for such portfolio, and if applicable, the winding down of the Company’s business pursuant to its plan of sale, and (C) the failure to pay amounts due pursuant to the terms hereof; or (iv) a material reduction in your duties or adverse change in title, other than, if applicable, the reduction in your duties associated with winding down of the Company’s business pursuant to its plan of sale.” The same notice and cure provisions set forth in your Offer Letter will continue to apply.

Execution Version

7.
Miscellaneous.
(a)
The Retention Bonus, Additional Severance Payments and any other compensatory payments set forth in this Amendment will be subject to the withholding of any taxes required to be withheld under applicable federal, state and local law. You will not have any right to transfer, assign, pledge, alienate or create a lien on the Retention Bonus or Additional Severance Payments, and the right to the Retention Bonus and the Additional Severance Payments is not assignable by you. The Retention Bonus and Additional Severance Payments are unfunded and unsecured and are payable out of the general funds of the Company. Nothing in this Amendment is intended to suggest any guaranteed period of continued service and your service to the Company will at all times continue to be terminable by you or the Company at-will. The Retention Bonus and any Additional Severance Payments payable pursuant to this Amendment are each intended to be exempt from, and the Additional Bonus, if payable pursuant to this Amendment, is intended to be compliant with, Section 409A, and this Amendment will be construed and administered consistent with that intent.
(b)
This Amendment shall be considered an amendment to your Offer Letter and the 2023 Addendum. All other terms and conditions set forth in the Offer Letter and 2023 Addendum, except as specifically modified by this Amendment, shall continue in full force and effect.
(c)
This Amendment shall be binding whether it is between the Company and you or between any such successor and you.
(d)
Except to the extent that the information contained in the Amendment is required to be publicly disclosed under the applicable rules and regulation of the Securities and Exchange Commission, the amount of the Retention Bonus and Additional Severance Payments for which you are eligible is confidential and should not be discussed with anyone (including co-workers).
(e)
This Amendment constitutes the entire agreement between the parties hereto, and supersedes all prior representations, agreements, and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to any changes to the Company’s retention bonus program, cash bonus program, annual equity grant program and severance entitlements since the 2023 Addendum.
(f)
This Amendment may be executed via PDF or facsimile and in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

Execution Version

We look forward to your continued contributions to the success of the Company. Please acknowledge your acceptance of the terms of this Amendment and return it to the Company as soon as possible.

Sincerely,

Seritage Growth Properties

By: /s/ Adam Metz

Name: Adam Metz

Title: CEO & President

Acknowledged and agreed:

/s/ Eric Dinenberg

Eric Dinenberg

Date: 11/21/2025

[Signature Page To Amended and Restated Employment Offer Letter Addendum Amendment 1]